Exhibit 99.1
For Immediate Release

Isabella Bank
139 East Broadway
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309 Fax: 989-775-5501

Schwind Joins Isabella Bank Board

Mount Pleasant, MI, May 30, 2017 - Jae Evans, President and Chief Executive Officer of Isabella Bank Corporation announced the appointment of Jerome Schwind, Isabella Bank President and Chief Operations Officer, to the Isabella Bank Board of Directors, effective May 25, 2017.

“Jerome’s experience in the financial services industry, along with his leadership abilities and knowledge of our Isabella culture makes him a great addition to our Bank’s Board of Directors,” commented Evans.

Mr. Schwind joined Isabella Bank in 1999. He has served in various roles at the Bank including Executive Vice President and Chief Operations Officer, and Mecosta Division President. Schwind received his undergraduate degree from Ferris State University and his MBA from Lake Superior State University. He is also a graduate of the Dale Carnegie Executive Development program, the Graduate School of Banking at the University of Wisconsin-Madison, and the Rollie Denison Leadership Institute.

In addition to his professional accomplishments, Jerome is a strong community advocate. He currently serves as the treasurer for the Middle Michigan Development Corporation, is a member of the Finance Advisory Board for the Ferris State University College of Business, and member of the Michigan Bankers Association Grassroots Advocacy Committee. Jerome and his wife, Deb, reside in Mt. Pleasant.

Isabella Bank has 29 locations and a loan production office throughout seven Mid-Michigan counties and is a wholly owned subsidiary of Isabella Bank Corporation (OTCQX:ISBA). Isabella Bank Corporation has $2.48 billion in assets under management and more than 400 employees. For the past four years, the Corporation has been recognized on the Detroit Free Press list of “Top Workplaces.” To learn more, visit www.isabellabank.com.